Exhibit 99.1

March 28, 2008

FOR IMMEDIATE RELEASE

Union Tank Car Will Close East Chicago, Indiana Plant

Union Tank Car Company today announced the closure of its East Chicago, Indiana plant effective at the end of May 2008. James Shirvinski, General Manager-Manufacturing for the Company, met with employees to tell them about the closure.

A declining market for tank car sales and leases and long-term demand estimates require the Company to consolidate its manufacturing operations. The Company has operated the East Chicago plant, its oldest factory, for more than 40 years. During that time, the plant built more than 75,000 tank cars.

When the plant ceases operations, eligible employees will be offered severance packages. Hourly workers’ packages will be according to the terms of the labor contract signed in December 2005. The plant employs about 70 salaried and 375 hourly employees.

Union Tank Car will continue to provide customers with the best quality products and services at its plants in Sheldon, Texas and Alexandria, Louisiana, and through its network of repair facilities. The Company will continue to be based in Chicago.

Further Information:

Bruce Winslow

312/347-5837

winslow@utlx.com